Exhibit 23.3

Consent of Independent Auditors

We consent to the use in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-202634) of 8point3 Energy Partners LP of our report dated February 16, 2015, relating to the consolidated financial statements of SG2 Holdings, LLC and Subsidiary as of December 31, 2014 and for the period from September 5, 2014 (Date of Inception) to December 31, 2014 appearing in this Registration Statement and to the reference of our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ FRAZIER & DEETER, LLC

ATLANTA, GEORGIA

April 24, 2015